UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 14, 2017

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Not Applicable	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT		06382
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2017, Robert J. Soper resigned as President and Chief Executive Officer of the Mohegan Tribal Gaming Authority (“we” or the “Authority”), and the Management Board of the Authority designated Mitchell Grossinger Etess as interim Chief Executive Officer, subject to necessary regulatory filings or approvals.

Mr. Etess was formerly Chief Executive Officer of the Authority from May 2006 until September 30, 2015. He also served as President and Chief Executive Officer of Mohegan Sun from August 2004 to December 2010. Mr. Etess previously served as Executive Vice President of Marketing from October 1999 to August 2004 and Senior Vice President of Marketing from November 1995 to October 1999. Prior to his employment with the Authority and Mohegan Sun, Mr. Etess served as Vice President of Marketing at Players Island and Senior Vice President of Marketing and Hotel Operations at Trump Plaza Hotel and Casino. He also held various management positions in the hospitality and advertising industries.

On February 15, 2017, the Authority issued a press release announcing these changes in its executive leadership. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The press release and related information also may be found on the Authority’s website at www.mtga.com, under “Investor Relations/Financial News.”

Section 8 – Other Events

Item 8.01	Other Events.

The Authority is filing today a Form 12b-25 notification that it is delaying filing its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016 (the “Quarterly Report”) to allow its newly-appointed interim Chief Executive Officer sufficient time to review the Quarterly Report prior to filing, and to allow sufficient time to review and investigate the matters described below and any related control and disclosure implications.

On February 2, 2017, we were informed by a representative of the Office of Enforcement Counsel (“OEC”) of the Pennsylvania Gaming Control Board (the “PGCB”) that OEC is nearing completion of a review of possible operational control deficiencies at our gaming property located in Wilkes-Barre, Pennsylvania, Mohegan Sun Pocono, and that based on OEC’s preliminary findings, OEC anticipates that Mohegan Sun Pocono will be subject to disciplinary action including a fine and undertakings to remediate the issues identified by OEC. The operational control deficiencies, which we are presently in the process of remediating, relate to, among other things, our system of tracking and reporting the issuance of certain customer incentives such as free slot play.

On February 14, 2017, we informed OEC that, in connection with our ongoing review of Mohegan Sun Pocono’s operations, we terminated in January 2017 Mohegan Sun Pocono’s business relationship with ReferLocal, a marketing and advertising company with which Mohegan Sun Pocono did business since 2011 and in which our former President and Chief Executive Officer has a 5% equity interest, which equity interest had not previously been disclosed to our Management Board. On February 3, 2017, we received a letter from counsel to ReferLocal asserting, among other things, that ReferLocal had suffered damages in connection with the termination of our business relationship and may seek recovery of such damages from us and our former President and Chief Executive Officer. ReferLocal is not registered with the PGCB as a gaming service provider, and we cannot predict whether OEC will conclude that such registration was required or that one or more other aspects of our prior business relationship with ReferLocal was not in compliance with applicable gaming regulations.

The outcome of the foregoing matters is uncertain and we cannot estimate the extent of materiality or the amount or range of reasonably possible loss that may result from them.

The Authority intends to file the Quarterly Report as soon as practicable.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this report:

No.	Exhibit

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated February 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: February 15, 2017	By:	/s/ Kevin P. Brown
Kevin P. Brown
Chairman, Management Board

Exhibit Index

No.	Exhibit

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated February 15, 2017.